Exhibit 99.1
FOR IMMEDIATE RELEASE

BAXTER APPOINTS WILLIAM AMPOFO TO ITS BOARD

Addition of Mr. Ampofo complements and expands current board expertise, reflects focus on continued board refreshment efforts

DEERFIELD, Ill., JUNE 29, 2023 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced it has appointed William A. Ampofo II, chair, Supply Chain Operations Council and vice president, Parts & Distribution Services and Supply Chain, Boeing Global Services, to its board of directors. Mr. Ampofo will serve on Baxter’s Quality, Compliance & Technology Committee. His appointment is effective today and brings the total number of directors serving the company to 11.
“William’s deep operational expertise, track record as a supply chain leader, and distinguished career driving transformation at multinational companies will enrich and further differentiate our current board membership,” said José (Joe) E. Almeida, chairman, president and chief executive officer. “We are excited to welcome William to Baxter’s board and look forward to his many contributions.”
William Ampofo
Mr. Ampofo has worked for the Boeing Company since 2016 and currently serves as the leader of the Parts & Distribution Services business and the Global Services Supply Chain function for Boeing Global Services. In this capacity, he leads all aspects of the supply chain function, including a division with operations in over 70 countries and more than 300 locations around the world. Prior to joining Boeing, Mr. Ampofo spent 22 years at United Technologies Corporation (UTC) working in roles of increasing responsibility related to finance, information technology, corporate strategy and operations. Mr. Ampofo earned a bachelor’s degree in finance from Adelphi University and a Master of Business Administration from George Washington University. He is a member of The Executive Leadership Council and currently serves on the board of directors for the General Aviation Manufacturers Association and the Dallas Regional Chamber as well as the board of trustees for Cheshire Academy in Cheshire, Connecticut. In addition, he is a past advisory board member for Howard University’s Center of Excellence in Supply Chain Management.

About Baxter
Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.
Baxter is a registered trademark of Baxter International Inc.

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

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